UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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AXT, Inc.
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April 8, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of AXT, Inc. on Thursday, May 21, 2015, at 10:00 a.m. Pacific Daylight Time. The meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

This year, we are continuing to use the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

At the annual meeting we will review our activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

GARY L. FISCHER
Chief Financial Officer
and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 21, 2015

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of AXT, Inc., a Delaware corporation, will be held on Thursday, May 21, 2015, at 10:00 a.m. Pacific Daylight Time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538, for the following purposes:

1.	To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.
2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To approve the 2015 Equity Incentive Plan.
4.	To ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
5.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 27, 2015 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,

GARY L. FISCHER
Chief Financial Officer
and Corporate Secretary

Fremont, California
April 8, 2015

IMPORTANT: Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote your shares via a toll-free telephone number or over the Internet according to the instructions on the proxy card. To vote and submit your proxy by mail, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2015

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2014 Annual Report, are being distributed and made available on or about April 8, 2015. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 8, 2015 to most of our stockholders who owned our common stock at the close of business on the record date, March 27, 2015. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you and conserve natural resources.

The Annual Meeting will be held on Thursday May 21, 2015, at 10:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect one (1) Class II director to hold office for a three-year term and until his successor is elected and qualified.
2.	To approve, on an advisory basis, the compensation of our named executive officers.
3.	To approve the 2015 Equity Incentive Plan.
4.	To ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
5.	To transact such other business as may properly come before the meeting.

Our board of directors recommends a vote FOR Items 1, 2, 3 and 4. If you wish to attend the meeting in person, the meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538, which can be reached by the following directions:

On highway 880 take the Auto Mall Pkwy exit and head east, and turn right into Technology Drive.

On highway 680 take the Auto Mall Pkwy exit and head west, and turn left into Technology Drive.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of AXT, Inc., a Delaware corporation (“AXT” or the “Company”), for use at AXT’s annual meeting of stockholders to be held on May 21, 2015, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2014 Annual Report, are being distributed and made available on or about April 8, 2015.

SOLICITATION AND VOTING

Voting Rights and Outstanding Securities.   Only stockholders of record as of the close of business on March 27, 2015, the record date, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 32,678,062 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Our issued and outstanding shares of Series A Preferred Stock are not entitled to vote on any matters at the meeting. Each stockholder of record of our common stock as of the record date is entitled to one vote for each share of our common stock held by such stockholder. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee for which the broker or nominee does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.   A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of auditors is considered a routine matter. The election of our Class II director, the approval, on an advisory basis, of the compensation of our named executive officers and the adoption of the 2015 Equity Incentive Plan are considered non-routine matters. Your stockbroker, bank or other nominee will not be able to vote on any of the non-routine matters set forth in this proxy statement unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares by completing and returning the voting instruction card.

Solicitation of Proxies.   We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Vote Required.   If a quorum is present, the nominee for director receiving the highest number of votes will be elected as the Class II director. Advisory approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting is required to approve the 2015 Equity Incentive Plan. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting is required to approve the ratification of the selection of our independent auditors. Broker non-votes will have no effect on the election of the Class II director, the advisory vote on executive compensation or the approval of the 2015 Equity Incentive Plan. If you vote to abstain on the proposal to ratify the selection of our independent auditors, the proposal to approve, on an advisory basis, executive compensation or the proposal to approve the 2015 Equity Incentive Plan, then such abstention will have the same effect as a vote against that proposal. Abstentions with respect to the election of the Class II director will have no effect on the vote.

Voting of Proxies.   All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted as the board of directors recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment.

A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Voting by Telephone or the Internet or mail.   If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save us expense by voting your shares by telephone or over the Internet. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements. When you vote by phone or over the Internet, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by phone, over the Internet or by mail, will be superseded by the vote that you cast at the annual meeting.

How To Obtain A Separate Set of Proxy Materials.   To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one AXT stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of proxy materials to stockholders who share the same address. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (510) 683-5900, or by writing us at: AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Investor Relations.

Communicating with AXT.   You can obtain information about us by one of the following methods:

•	Our home page on the Internet, located at www.axt.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the Securities and Exchange Commission. Online versions of this Proxy Statement, our 2014 Annual Report on Form 10-K, and our letter to stockholders are located under the “Investors” section on our website at www.axt.com.
•	To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (510) 683-5900 or by email at: ir@axt.com.

For all other matters, please contact our Investor Relations at (510) 683-5900, or send your correspondence to the following address:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Attention: Investor Relations

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, two Class II directors and one Class III director, who will serve until the annual meetings of stockholders to be held in 2017, 2015, and 2016, respectively, and until their respective successors are duly elected and qualified. Mr. Nai-Yu Pai, a current Class II director, will serve until his term expires on the date of the annual meeting. As of the date of the 2015 annual meeting, the Board of Directors has reduced the number of authorized members of the Board of Directors to four and the number of Class II directors to one. At each annual meeting of stockholders, directors are elected for terms of three years to succeed those directors whose terms expire at the annual meeting dates.

Accordingly, a nominee is to be elected to serve as the Class II director of the Board of Directors at the annual meeting. The nominee of the Board of Directors for election by the stockholders to this position is Mr. Jesse Chen, a current Class II member of the Board of Directors. If elected, this nominee will serve as a Class II director until our annual meeting of stockholders in 2018 and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominee as the Board of Directors may designate.

If a quorum is present and voting, the nominee for Class II director receiving the highest number of votes will be elected as the Class II director. Abstentions and broker non-votes have no effect on the vote.

Vote Required and Board of Directors Recommendation

The nominee for director receiving the highest number of votes will be elected as the Class II director.

The Board of Directors recommends a vote “FOR” the nominee named above.

The following table sets forth, for our current directors, including the Class II nominee to be elected at this meeting, and non-director Executive Officers, information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since
Class I directors whose terms expire at the 2017 Annual Meeting of Stockholders:
Morris S. Young	Director, Chief Executive Officer	70	1989
David C. Chang	Director	73	2000
Class II directors whose terms expire at the 2015 Annual Meeting of Stockholders:
Jesse Chen	Chairman of the Board	57	1998
Nai-Yu Pai	Director	65	2010
Class III director whose terms expire at the 2016 Annual Meeting of Stockholders:
Leonard J. LeBlanc	Director	74	2003
Non-director Executive Officers:
Gary L. Fischer	Chief Financial Officer and Corporate Secretary	64
Davis Zhang	President, China Operations	59
Robert G. Ochrym	Vice President, Business Development, Strategic Sales and Marketing	63

Members of the Board of Directors

Morris S. Young, Ph.D. co-founded AXT in 1986 and has served as a director since 1989. He was reappointed as our chief executive officer on July 16, 2009. From 2004 until his retirement in 2006, Dr. Young served as our chief technology officer. Dr. Young served as our chairman of the Board of Directors from February 1998 to May 2004 and as our president and chief executive officer from 1989 to May 2004. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

The Board has determined that Dr. Young’s long history with the Company, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, make him a valuable asset to the Board.

David C. Chang, Ph.D. has served as one of our directors since December 2000. Dr. Chang has served as president of Polytechnic University in New York (now known as Polytechnic Institute of New York University) from 1994 to 2005 and President Emeritus and chancellor from 2005 to present. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as a director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1981 to 1989. Dr. Chang is a member of the board of directors of Time Warner Cable. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheng Kung University, Taiwan.

The Board has determined that Dr. Chang’s extensive experience in the semiconductor industry allows him to make significant contributions to the strategic direction of the Company.

Jesse Chen has served as one of our directors since February 1998 and was Chairman of the Board of Directors from May 2004 until October 2007, at which time he was appointed our lead independent director. Since March 2009, Mr. Chen has served as our Chairman of the Board of Directors. Since May 1997, Mr. Chen has served as a managing director of Maton Ventures, an investment company. From 1990 to 1996, Mr. Chen served as chief executive officer of BusLogic, Inc., a fabless semiconductor and computer peripherals company. Mr. Chen serves on the board of directors of several private companies. Mr. Chen has a B.S. degree in aeronautical engineering from National Cheng Kung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

The Board has determined that Mr. Chen’s experience as a CEO and his investment background provides him with the experience and knowledge in compensation and governance matters for technology companies to enhance his contributions to the Board and its committees.

Nai-Yu Pai has served as one of our directors since August 2010. Mr. Pai has more than 35 years of accounting and auditing experience. He is the founder of Pai Accountancy, LLP and a partner since 1977. From May 2009 to May 2012, Mr. Pai served as chief executive officer and a director of F2Ware Inc., a privately held secure software solutions company. From March 2001 to May 2012, Mr. Pai also served as chief executive officer and a director of Authenex, Inc., a venture capital funded two-factor authenticated e-security applications company. Mr. Pai also serves on the board of directors of several other private companies. As a consultant, Mr. Pai has assisted a number of companies with fundraising and mergers and acquisitions, such as Marvell Semiconductor, @Road, Silicon Motion Inc, Accton Technology Corp., Amlogic, Global Manufacture and others. Mr. Pai is a certified public accountant who holds a Master’s Degree in accounting from Saint John’s University in New York, where his primary area of emphasis was in taxation and auditing. He also holds another Master’s degree in Taxation from Golden Gate University.

The Board has determined that Mr. Pai’s strong financial background, extensive board-level experience and expertise in working with technology companies allowed him to contribute to the Board and the audit committee.

Mr. Pai, a current Class II Director, will serve until his term expires on the date of the 2015 annual meeting.

Leonard J. LeBlanc has served as one of our directors since April 2003. Mr. LeBlanc served as the acting chief financial officer and vice president of corporate development for Ebest, Inc., a privately held applications software company, from February 2001 to September 2003. Mr. LeBlanc was the executive vice president and chief financial officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the executive vice president of finance and administration and chief financial officer at Infoseek Corporation, an internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as senior vice president, finance and administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as executive vice president, finance and administration and chief financial officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc served on the board of directors and as chairman of the audit committee of Oplink Communications, Inc., a provider of optical manufacturing solutions and optical networking components from

2000 to 2009 and as chairman of the Board from 2006 to 2009. From November 2009 to November 2010, he was a consultant to Oplink Communications, Inc. Mr. LeBlanc has B.S. and M.S. degrees from the College of Holy Cross, and an M.S. degree in finance from George Washington University.

The Board has determined that Mr. LeBlanc’s financial expertise, his background and experience in the finance function in a number of companies make him a valuable contributor to the Board as well as to the audit committee.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors (the “Board”) has determined that, other than Morris S. Young, each of the members of the Board is an independent director for purposes of the Nasdaq Stock Market listing standards.

Executive Sessions

Our independent directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Jesse Chen, an independent director, was designated by the Board as the non-executive Chairman of the Board.

Committees and Meeting Attendance

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.axt.com. The Board held 8 meetings during the fiscal year ended December 31, 2014. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. Messrs. Jesse Chen and Leonard LeBlanc attended our 2014 annual meeting of stockholders while Dr. David Chang and Mr. Nai-Yu Pai were absent.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Jesse Chen	✓		✓		✓	(Chair)
David C. Chang	✓		✓	(Chair)	✓
Leonard J. LeBlanc	✓	(Chair)	✓		✓
Nai-Yu Pai	✓		✓		✓
Number of Meetings:	8		6		4

Audit Committee

The members of the Audit Committee during 2014 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. The Board has determined that all Audit Committee members are “independent” as defined under the applicable Nasdaq listing standards and SEC rules and regulations and as such rules apply to audit committee members. The Board has determined that each of Mr. Leonard LeBlanc, Mr. Jesse Chen and Mr. Nai-Yu Pai is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee’s functions include:

•	overseeing the accounting, financial reporting and audit processes;
•	reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent registered public accounting firm;
•	reviewing the results and scope of audit and other services provided by the independent registered public accounting firm;

•	reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and
•	reviewing our internal controls.

For additional information concerning the Audit Committee, see “Audit Committee Report” and “Proposal No. 4 Ratification of Appointment of Independent Registered Public Accounting firm.”

Compensation Committee

The members of our Compensation Committee during 2014 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. The Board has determined that all members of the Compensation Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules.

The Compensation Committee has been delegated the responsibility by the Board to oversee the programs under which compensation is paid or awarded to our executive officers and to evaluate the performance of our executive officers. The Compensation Committee has been delegated the authority to: (i) oversee our compensation policies and practices; (ii) review and approve compensation and compensation procedures for our executive officers; (iii) oversee and approve director compensation, and (iv) oversee and approve equity awards to our employees, officers and directors. More specifically, the Compensation Committee’s responsibilities include: overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; administering our incentive compensation and equity-based compensation plans, including our stock option plans; reviewing and approving compensation procedures for our executive officers; approving the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board’s performance evaluation of the Chief Executive Officer; reviewing and approving the compensation of executive officers other than the Chief Executive Officer; approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and approving the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board. The Chief Executive Officer does not participate in discussions or approvals related to his compensation. Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee. In addition, the Compensation Committee has engaged Compensia, an outside compensation consulting firm, to review our compensation programs for executive officers and to provide advice on executive officer compensation matters.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Chief Executive Officer and the Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee periodically meets in executive session without members of management present. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside consultants by us to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee during 2014 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules. The Nominating and Corporate Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis the adequacy of the corporate governance principles and guidelines adopted by the Board, overseeing the evaluation of the Board and committees of the Board, and adopting, approving, monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

Director Nominations

Director Qualifications.   The Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board and its Committees;
•	the perceived needs of the Board for particular skills, background and business experience;
•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;
•	nominees’ independence from management;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors consisting of a variety of perspectives and skills derived from high quality business and professional experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but it does consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race and ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders. The Nominating and Corporate Governance Committee believes that it is important that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of our management to participate as a member of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders.

Identification and Evaluation of Nominees for Director.   The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating and Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board. Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. Candidates so recommended will be reviewed using the same process and standards for reviewing candidates identified above under “Identification and Evaluation of Nominees for Director.” In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominees submitted by a stockholder must be sent in writing to the Corporate Secretary, 4281 Technology Drive, Fremont, CA 94538, at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;
•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and
•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management, and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board at that time.

Communications with Directors

Stockholders may communicate with the Board by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded as appropriate. Depending on the subject matter, management will (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example where it is a request for information about us or it is a stock related matter; or (iii) not forward the communication if it is primarily commercial in nature, comprises spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, business solicitations, or relates to otherwise inappropriate matters.

Board Leadership Structure

The Board has determined that the positions of Chairman of the Board and Chief Executive Officer should be separated. Mr. Chen currently serves as our Chairman of the Board and Dr. Young currently serves as our Chief Executive Officer. The Board believes that the separation of these positions allows the Chief Executive Officer to focus more on the operations of the Company, and provides a more effective channel for the Board to express its views on management.

Board’s Role in Risk Oversight

The Board’s risk oversight function is administered through Board committees. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting and internal control risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with Company policies.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

In carrying out their risk oversight duties, the committees review management’s implementation of risk policies and procedures, and reviews reports from management, independent auditors, internal audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company faces.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into the Company’s culture and day-to-day business operations.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, including our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, which is available under the “Investors” section on our website at www.axt.com. In addition, we will provide a copy of the Code of Business

Conduct and Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. We will disclose any amendment to the Code of Business Conduct and Ethics, or waiver of any of its provisions, applicable to an executive officer or director under the “Investors” section on our website at www.axt.com.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2014 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. None of the members of the Compensation Committee is or has been an officer or employee of AXT. During fiscal year 2014, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2014, none of our executive officers served on the compensation committee (or its equivalent) or on a board of directors of another entity any of whose executive officers served on our Compensation Committee or our Board.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available under the “Investors” section on our website at www.axt.com. A printed copy of the guidelines may be obtained by any stockholder upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to cast an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are intended to ensure that our compensation and benefits policies attract, motivate and retain key employees necessary to support our operations and our strategic growth. We urge our stockholders to read the Compensation Discussion and Analysis of this proxy statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how the Company’s executive compensation policies and procedures operate. We believe that our executive compensation program is appropriate and aligned with the Company’s performance.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, our Compensation Committee and our Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and our Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns. We hold an advisory vote on executive compensation each year and will hold another advisory vote at our 2016 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3

APPROVAL OF THE AXT, INC. 2015 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve a new 2015 Equity Incentive Plan (the “2015 Plan”) and its material terms. The Board adopted the 2015 Plan on April 2, 2015, subject to approval from our stockholders at our 2015 annual meeting of stockholders. If approved by our stockholders, the 2015 Plan will replace our current 2007 Equity Incentive Plan (the “Prior Plan”) and no awards will be granted under the Prior Plan thereafter, although the Prior Plan will continue to govern awards previously granted under it.

The Board believes that the future success of the Company depends on the ability to attract and retain talented employees and that the ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company. The Board believes that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees an opportunity hold an ownership stake in the Company, and provide an effective means of recognizing employee contributions to the success of the Company.

As of April 2, 2015, the Company had approximately 399,562 shares of Company common stock remaining available for grant under the Prior Plan, plus any shares subject to outstanding equity awards granted under the Prior Plan if the shares otherwise return to the Prior Plan in the future in accordance with the terms of the Prior Plan. As of April 2, 2015, approximately 3,540,893 shares subject to options and unvested shares subject to restricted stock granted under the Prior Plan were outstanding under the Prior Plan.

If stockholders do not approve the 2015 Plan, the Prior Plan will continue to be administered in its current form and awards will continue to be granted under the Prior Plan to the extent shares are available or until the Prior Plan is terminated. In that case, the Company may not be able to continue its equity incentive program in the future and could be precluded from successfully attracting and retaining highly skilled employees and executive officers.

The 2015 Plan is intended to allow our Compensation Committee to pay performance-based compensation that would be fully deductible for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. To enable performance-based equity awards granted under the 2015 Plan to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the 2015 Plan must be approved by our stockholders. If stockholders approve the 2015 Plan, the 2015 Plan may be used for granting performance-based equity awards to our chief executive officer and other “covered employees.” If our stockholders do not approve the 2015 Plan, the 2015 Plan will not become effective.

If our stockholders approve the 2015 Plan, we currently anticipate that the shares available under the 2015 Plan will be sufficient to meet our expected needs through approximately 2017. In determining the number of shares to be added to the total number of shares reserved for issuance under the 2015 Plan, our Compensation Committee and the Board considered the following:

•	Remain Competitive by Attracting and Retaining Talent. The Board and our Compensation Committee considered the importance of maintaining an equity incentive program to attract, retain and reward our employees.
•	Number of Shares Available for Grant Under the Prior Plan. As of April 2, 2015, 399,562 shares of our common stock remained available for issuance under the Prior Plan, plus any shares subject to outstanding awards granted under the Prior Plan if the shares return to the Prior Plan in the future according to the Prior Plan’s terms. Over the last three fiscal years, we granted equity awards representing a total of 2,130,148 shares. We also intend for the share reserve to have a sufficient number of shares in the event that we hire senior level employees in the next few years, in order to be able to provide a competitive new hire package to recruit them to join us. We believe that the remaining Prior Plan shares plus the additional 3,000,000 shares will be sufficient to help us achieve our goals of attracting, motivating and retaining new employees, including senior level employees.

Our executive officers and directors have an interest in the approval of the 2015 Plan by our stockholders because they are eligible for awards under the 2015 Plan.

Key Features of the 2015 Plan

Key features of the 2015 Plan include:

•	Stock options and stock appreciation rights granted under the 2015 Plan may not be repriced.
•	Full value awards (that is, awards granted with a per share exercise price less than the fair market value of a share of our common stock on the grant date) will reduce the 2015 Plan share reserve at the rate of one and one-half shares for each share actually granted.
•	Shares used to pay the exercise price of an award and any shares withheld for taxes will not be available again for grant under the 2015 Plan.
•	The 2015 Plan share reserve also will be reduced by the full amount of shares exercised under stock appreciation rights, regardless of the actual number of shares issued under the award.
•	The 2015 Plan includes reasonable limits as to the maximum number of shares subject to awards that could be granted in each fiscal year of the Company to non-employee members of the Board.
•	The 2015 Plan permits the Company to reduce, cancel and/or recoup awards granted under the 2015 Plan upon the occurrence of certain events such as conduct by a participant that is detrimental to the business or reputation of the Company.

The 2015 Plan is attached as Appendix A to this proxy statement. The following summary of the 2015 Plan does not contain all of the terms and conditions of the 2015 Plan, and is qualified in its entirety by reference to the 2015 Plan. You should refer to Appendix A for a complete set of the terms and conditions of the 2015 Plan.

Summary of the 2015 Plan

General

The purposes of the 2015 Plan are to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees, Board members and consultants, and promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock or cash awards as the administrator of the 2015 Plan (the “Administrator”) determines.

Authorized Shares

Subject to the adjustment provisions in the 2015 Plan, stockholders are being asked to approve 3,000,000 shares of our common stock for issuance under the 2015 Plan, plus (i) any shares that, as of the date of stockholder approval of the 2015 Plan, have been reserved but not issued pursuant to any awards, and are not subject to any awards, granted under the Prior Plan, and (ii) any shares subject to awards granted under the Prior Plan that, on or after the date of stockholder approval of the 2015 Plan, expire or terminate without having been exercised in full or are forfeited to or repurchased by the Company, with the maximum number of shares that may be added to the 2015 Plan from clauses (i) and (ii) above equal to 3,940,455. The shares may be authorized, but unissued, or reacquired common stock of the Company.

Any shares subject to full value awards granted under the 2015 Plan will be counted against the share reserve as one and one-half shares for every one share subject to the award and will be counted as one and one-half shares for every one share returned to the 2015 Plan. If shares subject to an outstanding full value award granted under the Prior Plan return to the 2015 Plan, then the same share count that was used to reduce the shares available under the Prior Plan at the time the award was granted (i.e., either two shares or one and one-half shares for each one share actually granted, as applicable) will be used to determine the number of shares that become available for issuance under the 2015 Plan.

If any award granted under the 2015 Plan expires or becomes unexercisable without having been exercised in full or is forfeited to or repurchased by the Company, the unpurchased or forfeited or repurchased shares subject to such award will become available for issuance again under the 2015 Plan. The gross number of shares covering the portion of an exercised stock appreciation right will cease to be available under the 2015 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations of an award will not become available for future grant or sale under the 2015 Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the 2015 Plan. Subject to the adjustment provisions of the 2015 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options is the total number of shares reserved for issuance as described above plus, to the extent permitted by the incentive stock option rules, the number of shares that become available for issuance under the 2015 Plan under this paragraph.

Administration

The 2015 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board. To make grants to certain officers and key employees intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the committee must qualify as “non-employee directors” under Rule 16b-3. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), administration must be by a committee consisting of two or more “outside directors” within the meaning of Section 162(m). The Administrator may delegate day-to-day administration of the 2015 Plan, and any of the functions assigned to it, to one or more individuals.

Subject to the terms of the 2015 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the fair market value of a share of the Company’s common stock for purposes of the 2015 Plan, to determine the terms and conditions of awards (including the exercise price, the method of payment for shares purchased under awards, the method of satisfying tax withholding obligations related to an award, and the exercise terms for any award), to modify or amend an award subject to the restrictions of the 2015 Plan, and to interpret the provisions of the 2015 Plan and outstanding awards. The Administrator may allow a participant to defer the receipt of payment of cash or delivery of shares under an award. The Administrator may approve award agreements for use under the 2015 Plan and make rules and regulations, including rules and regulations relating to sub-plans established for the purpose of satisfying or qualifying for favorable tax treatment under foreign laws. The Administrator may make all other determinations deemed necessary or advisable for administering the 2015 Plan. The Administrator’s determinations will be final and binding on all participants and holders of awards and will be given maximum deference permitted by law.

No Repricings

The Administrator may not implement any exchange program whereby the exercise prices of outstanding awards may be increased or reduced, outstanding awards may be surrendered or cancelled in exchange for cash or awards with a higher or lower exercise price, or outstanding awards may be transferred to a financial institution or other person or entity selected by the Administrator.

Eligibility

Awards may be granted to employees, directors and consultants of the Company and employees and consultants of any parent, subsidiary, or affiliate of the Company. However, incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of April 2 , 2015, there were approximately 720 employees (including 4 executive officers), 5 consultants, and 4 non-employee directors who would be eligible to be granted awards under the 2015 Plan.

Options

Each option is evidenced by a stock option agreement that specifies the exercise price, the term of the option, forms of consideration for exercise, and such other terms and conditions as the Administrator determines. Except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring, the exercise price per share of each option granted under the 2015 Plan may not be less than the fair market value of a share of our common stock on the date of grant, and an incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. Generally, the fair market value of our common stock is the closing sales price per share on the relevant date as quoted on The NASDAQ Global Select Market.

Options will be exercisable at such times and under such conditions as are determined by the Administrator and as set forth in the applicable award agreement. An option is deemed exercised when the Company receives notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings. Until shares subject to an option are issued, the participant will have no rights to vote or receive dividends or any other rights as a stockholder with respect to such shares. The maximum term of an option will be specified in the award agreement, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five years.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the shares underlying the award between the date of grant and the date of exercise. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The Company may pay the appreciation in cash, in shares, or in some combination thereof.

Stock appreciation rights may be granted in tandem with all or a portion of a related option (“tandem SAR”) or independently of any option (“freestanding SAR”). Each stock appreciation right granted under the 2015 Plan will be evidenced by an award agreement specifying the exercise price and the other terms and conditions of the award, as determined by the Administrator. Except in certain situations in which we are assuming or replacing stock appreciation rights granted by another company that we are acquiring, the exercise price per share of each freestanding SAR may not be less than the fair market value of a share on the date of grant and the exercise price per share of each tandem SAR may not be less than the per share exercise price of the related option. Tandem SARs are exercisable only at the times and to the extent that the related option is exercisable, subject to other conditions determined by the Administrator. The term of a stock appreciation right will be no more than ten years from the date of grant.

Restricted Stock Units

Restricted stock units represent a right to receive shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the 2015 Plan will be evidenced by an award that specifies the number of restricted stock units subject to the award, vesting criteria, the form of payout, and other terms and conditions of the award, as determined by the Administrator.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Earned restricted stock units will be settled, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination of both. The Administrator may establish vesting criteria in its discretion, which may be based on continued employment or service, company-wide, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis, may include the performance goals listed below, and, depending on the extent to which the vesting criteria are met, will determine the number of restricted stock units to be paid out to participants.

After the grant of a restricted stock unit award, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement.

Restricted Stock

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted stock award granted will be evidenced by an award agreement specifying the number of shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the Administrator.

Restricted stock awards may (but are not required to) be subject to vesting conditions, as the Administrator specifies, and the shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. During any period of restriction, the participant has full voting rights and will be entitled to receive dividends and other distributions with respect to the shares subject to the restricted stock unless the Administrator determines otherwise. Such dividends and other distributions, if any, will be subject to the same restrictions as the shares of restricted stock on which they were paid. The Administrator, in its sole discretion, may reduce or waive any vesting criteria or accelerate the time at which any restrictions will lapse or be removed. Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service.

Performance Units and Performance Shares

Performance units and performance shares are awards that will result in a payment to a participant if specified performance goals are achieved during a specified performance period. Each performance unit will have an initial value determined by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the date of grant.

Each award of performance units or shares granted under the 2015 Plan will be evidenced by an award agreement specifying the number of performance units or shares (as applicable), the vesting conditions, the performance period, and other terms and conditions of the award, as determined by the Administrator. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit or individuals goals, applicable federal or state securities laws), or any other basis. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination of both.

After the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares and accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement. Earned performance units and performance shares will be settled, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination of both.

Dividend Equivalents

A dividend equivalent is a credit payable in cash or shares, as determined by the Administrator, to the account of a participant in an amount equal to the cash dividends paid on shares subject to an award. The Administrator, in its sole discretion, may provide in the participant’s award agreement that the participant will be entitled to receive dividend equivalents on shares subject to an award having a record date prior to the date on which the shares are settled or forfeited. The Administrator will determine the terms and conditions of any dividend equivalents credited to an award under the 2015 Plan. In the event of a dividend or distribution paid in shares or any other adjustment made upon a change in the capital structure of the Company, appropriate adjustments will be made to a participant’s award so that it represents the right to receive upon settlement any new, substituted or additional securities or other property (other than normal cash dividends) to which the participant would be entitled by reason of the shares issuable upon settlement of the award and any new, substituted, or additional securities or other property will be subject to the same vesting conditions as are applicable to the award. Dividend equivalents are subject to the same individual award limitations (described below) that apply to awards of restricted stock units, performance shares or performance units, to which the dividend equivalents relate.

Other Awards

The 2015 Plan permits the Administrator to grant other stock or cash awards under the 2015 Plan subject to the terms and conditions determined by the Administrator.

Adjustments Upon Certain Events

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s common stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Plan, will adjust the number and class of shares that may be delivered under the 2015 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the individual award limitations (as described below).

Performance Goals

The Administrator (in its discretion) may make performance goals applicable to an award recipient with respect to any award granted in its discretion, including but not limited to one or more of the performance goals listed below. If the Administrator desires that an award of restricted stock, restricted stock units, performance shares or performance units under the 2015 Plan qualify as performance-based compensation under Section 162(m), then the award may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement using one or more of the following measures: sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before stock-based compensation expenses, interest, taxes and depreciation and amortization; earnings before interest, taxes and depreciation and amortization; earnings before interest and taxes; net income; expenses; market price of our common stock; stock price; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total stockholder return; free cash flow; net operating income; operating cash flow; return on investment; employee satisfaction; employee retention; balance of cash, cash equivalents and marketable securities; product development; research and development expenses; completion of an identified special project; completion of a joint venture or other corporate transaction; inventory balance, or inventory turnover ratio. The performance goals may differ from participant to participant and from award to award. Any criteria used may be measured (as applicable), in absolute terms, in combination with another performance goal or goals, against the performance of the Company as a whole or a segment of the Company, in relative terms, on a per-share or per-capita basis, and/or on a pre-tax or after-tax basis. Prior to latest date that would meet the requirements under Section 162(m), the Administrator will determine whether any significant elements or items will be included or excluded from the calculation of performance goals with respect to any award recipient. In all other respects, performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles (“GAAP”), or under a methodology established by the Administrator prior to the issuance of the award.

Notwithstanding any other terms of the 2015 Plan, if an award granted to a participant is intended to qualify as performance-based compensation under Section 162(m), then in determining the amounts earned by a participant, the Administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Administrator deems relevant to the assessment of individual or corporate performance for the performance period. A participant may receive payment under such an award only if the performance goals for the performance period are achieved (unless otherwise permitted by Section 162(m) and determined by the Administrator).

Individual Award Limitations

The 2015 Plan contains annual grant limits intended to permit awards to qualify as performance-based compensation under Section 162(m). Specifically, the maximum number of shares of our common stock subject to options that may be granted under the 2015 Plan to any employee during a fiscal year of the Company is limited to 500,000 shares, increased by an additional 500,000 shares for options granted in connection with a participant’s initial service as an employee. The maximum number of shares subject to freestanding SARs that may be granted under the 2015 Plan to any employee during a fiscal year of the Company is limited to 500,000 shares, increased by an additional 500,000 shares for freestanding SARs granted in connection with a participant’s initial service as an employee. With respect to other awards granted under the 2015 Plan that are intended to qualify as performance-based compensation under Section 162(m), the maximum number of shares subject to awards that may be granted under the 2015 Plan to an employee during a fiscal year of the Company are:

•	Restricted stock: 300,000 shares, increased by an additional 300,000 shares for awards granted in connection with a participant’s initial service as an employee;
•	Restricted stock units: 300,000 shares, increased by an additional 300,000 shares for awards granted in connection with a participant’s initial service as an employee;

•	Performance shares: 300,000 shares, increased by an additional 300,000 shares for awards granted in connection with a participant’s initial service as an employee; and
•	Performance units: an initial value of $2,000,000.

Non-employee Director Award Limitations

The 2015 Plan limits the number of shares subject to awards issued to a non-employee director in any fiscal year to 100,000 shares, which is increased by an additional 100,000 shares for awards granted in the fiscal year of his or her initial service as a non-employee director. Awards granted to the individual while he or she was an employee or consultant (other than as a non-employee director) will not count for purposes of these share limits.

Transferability of Awards

Unless the Administrator determines otherwise, awards granted under the 2015 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, and awards may be exercised, during the lifetime of the participant, only by the participant.

Change in Control

In the event of a merger or our “change in control” (as defined in the 2015 Plan), the Administrator will have authority to determine the treatment of outstanding awards, including, without limitation, that awards be assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator will not be required to treat all outstanding awards similarly.

If the successor corporation does not assume or substitute outstanding awards, options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless determined otherwise by the Administrator, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

If the successor corporation assumes or substitutes outstanding awards held by a non-employee director and the non-employee director’s status as a director of the Company or a director of the successor company terminates other than upon voluntary resignation by the non-employee director (unless such resignation is at the request of the acquirer), then his or her options and stock appreciation rights will fully vest and become immediately exercisable, all restrictions on restricted stock and restricted stock units held by such non-employee director will lapse, and all performance goals or other vesting requirements will be deemed achieved at 100% and all other terms and conditions met.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Forfeiture of Awards

The Administrator may provide in an award agreement that an award granted under the 2015 Plan is subject to reduction, cancellation, forfeiture or recoupment upon certain specified events, such as (without limitation) fraud, a restatement of our financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, or any other conduct detrimental to our business or reputation. The Administrator also may require awards granted under the 2015 Plan to be reduced, cancelled, forfeited or subject to recoupment to the extent required by applicable laws.

Duration, Amendment and Termination

The 2015 Plan will automatically terminate ten years from the date of its initial adoption by the Board of Directors, unless terminated at an earlier time by the Administrator. The Administrator may terminate, amend or suspend the 2015 Plan at any time, provided that the 2015 Plan requires stockholder approval to be obtained for any amendment to the extent necessary and desirable to comply with applicable laws. No termination or amendment may materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Summary of U.S. Federal Income Tax Consequences

The following paragraphs are intended as a summary of the U.S. federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the 2015 Plan. This summary does not attempt to describe all possible federal or other tax consequences of such grants or tax consequences based on particular circumstances. In addition, it does not describe any state, local or non-U.S. tax consequences. Tax consequences for any particular individual may be different.

Incentive Stock Options

A participant recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options

A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any subsequent gain or loss, generally based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Stock-based Awards

A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares, performance units, or other stock-based award is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Section 409A

Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2015 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2015 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2015 Plan and its material terms, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2015 Plan has been designed to permit (but not require) the Administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Awards Granted to Employees and Directors

The number of awards that an employee, Board member or consultant may receive under the 2015 Plan is in the discretion of the Administrator and therefore cannot be determined in advance. For illustrative purposes only, the following table sets forth (i) the aggregate number of shares subject to options granted under the Prior Plan during the last fiscal year, (ii) the average per share exercise price of such options, (iii) the aggregate number of shares issued pursuant to awards of restricted stock issued under Prior Plan during the last fiscal year, and (iv) the dollar value of such restricted shares based on $2.80 per share, which is the price per share as of December 31, 2014, the end of the Company’s last fiscal year.

Name of Individual or Group and Position	Number of Shares Subject to Options	Average Per Share Exercise Price	Number of Shares Subject to Restricted Stock	Dollar Value of Shares Subject to Restricted Stock
Morris S. Young, Chief Executive Officer	96,000	$2.47	32,000	$89,600
Gary L. Fischer, Vice President and Chief Financial Officer	212,000	$2.30	4,000	$11,200
Davis Zhang President, JV Operations	66,000	$2.47	22,000	$61,600
Robert G. Ochrym VP Business Development	24,000	$2.47	8,000	$22,400
All executive officers, as a group	398,000	$2.38	66,000	$184,800
All directors who are not executive officers, as a group	—	—	55,044	$154,123
All employees who are not executive officers, as a group	314,050	$2.42

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting, at which a quorum is present, either in person or by proxy, is required to approve the 2015 Plan. Should such stockholder approval not be obtained, then the 2015 Plan, which is the subject of this proposal, will not be implemented and no awards will be granted under the 2015 Plan. In that event, the Prior Plan will remain in effect, and awards may continue to be made pursuant to the provisions of the Prior Plan until the earlier of the depletion of its share reserve or its expiration in 2017 (or earlier according to its terms).

The Board of Directors recommends a vote “FOR” the 2015 Equity Incentive Plan.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Burr Pilger Mayer, Inc. as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2015. Burr Pilger Mayer, Inc. has acted in such capacity since its appointment in fiscal year 2004. A representative of Burr Pilger Mayer, Inc. is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by Burr Pilger Mayer, Inc.:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$611,822	$668,904
Audit-Related Fees	$23,664	$2,325
Tax Fees	$—	$—
All Other Fees(2)	$10,500	$3,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by Burr Pilger Mayer, Inc. in connection with statutory and regulatory filings or engagements.
(2)	All other fees represent fees for professional services provided in connection with a transfer price study for 2014 and the review of a registration statement on Form S-8 filed on May 23, 2013.

Review of Auditor Independence

The Audit Committee has determined that none of the services rendered by Burr Pilger Mayer, Inc. is incompatible with maintaining Burr Pilger Mayer, Inc.’s independence as our independent registered public accounting firm.

Pre-approval of Audit Fees

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and representatives of our independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review our critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm and with the Chief Executive Officer. We maintain procedures for the receipt, retention, and handling of complaints, including complaints made anonymously, which the Audit Committee oversees.

Vote Required and Board of Directors Recommendation

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in our best interests and those of our stockholders. If the stockholders do not ratify the appointment of Burr Pilger Mayer, Inc. the Board may reconsider its selection.

The affirmative vote of a majority of the votes cast at the annual meeting of stockholders, at which a quorum representing at least a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, will be required to ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Burr Pilger Mayer, Inc. is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee has met with Burr Pilger Mayer, Inc., with and without management present, to discuss the overall scope of Burr Pilger Mayer, Inc.’s audit, the results of its examinations and the overall quality of our financial reporting.

The Audit Committee currently consists of four directors, and after the Annual Meeting will consist of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is posted under the “Investors” section on our website at www.axt.com.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

The Audit Committee has discussed and reviewed the audited financial statements with management, and has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Burr Pilger Mayer, Inc. the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE

Leonard J. LeBlanc, Chair
David C. Chang
Jesse Chen
Nai-Yu Pai

EXECUTIVE OFFICERS

The following sets forth information regarding our non-director executive officers. Information regarding Dr. Morris Young, our Chief Executive Officer, is set forth under Proposal No. 1 Election of Directors.

Davis Zhang co-founded AXT in 1986. He was appointed as our President of China Operations on October 26, 2009. He was our president, joint venture operations, and had served as senior vice president, production from January 1994 until August 1999, as president of the substrate division from August 1999 to 2003 and as senior vice president of production from 2003 to October 2009. From 1987 to 1993, Mr. Zhang served as our senior production manager. Mr. Zhang studied mechanical engineering at Communication University, Beijing, China.

Robert G. Ochrym was appointed as our Vice President, Business Development, Strategic Sales and Marketing on October 26, 2009. Mr. Ochrym joined AXT as Vice President, Business Development in June 2005. From 2003 to May 2005, Mr. Ochrym was national sales manager at Aixtron, Inc., where he was responsible for North American sales and marketing functions. From 1973 to 2003, Mr. Ochrym held various positions in sales and marketing, business development and product management at Uniroyal Optoelectronics, Northrop Grumman and Rhone-Poulenc, and had extensive involvement with rare earths and gallium businesses. Mr. Ochrym has a B.A. degree in Biology from Le Moyne College in Syracuse, New York.

Gary L. Fischer was appointed as our Vice President, Chief Financial Officer and Corporate Secretary in August, 2014. From June 2014 to August 2014, Mr. Fischer served as a financial consultant to the Company. Prior to serving as a financial consultant to the Company, Mr. Fischer served as a consultant to eRide, Inc., a fabless semiconductor company that develops both GPS devices and software for location-based services, since 2009. Prior to that position, Mr. Fischer served as Vice President and Chief Financial Officer of eRide from 2005 until eRide was acquired in 2009. From 1993 to 2005, Mr. Fischer held various positions at Integrated Silicon Solution, Inc., a leader in advanced memory solutions, most recently as President and Chief Operating Officer. Mr. Fischer has a B.A. degree from the University of California, Santa Barbara, and an M.B.A. from Santa Clara University.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Programs and Philosophy

Our philosophy is to provide a total compensation package that is competitive with the prevailing practices for our industry and markets. We believe that there should be a strong link between pay and performance, both at the Company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be made unless there has been strong Company performance as well as strong individual performance.

Our compensation programs are intended to assure that our compensation and benefits policies attract, motivate and retain the key employees necessary to support our operations and our strategic growth. To meet these objectives, we have adopted the following overriding policies:

•	Pay total compensation that is competitive with the practices of other companies of similar size and in similar industries;
•	Use total cash compensation (salary plus annual cash bonus, payable quarterly) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions;
•	Reward performance by:
•	providing short-term bonus compensation by establishing a bonus plan to reward achievement at specified levels of financial and individual performance, with a significant portion of each executive’s goals related to key financial measures, including company-specific measures comprising achievement of targeted revenue, gross profit and operating expense levels, all being line items upon which executive officer performance can have a significant impact and that can show beneficial financial performance improvement and therefore value to stockholders, and a significant portion being goals specific to each individual executive officer that represent an improvement over such officer’s performance in the prior fiscal year; and
•	providing long-term incentives in the form of stock options and restricted stock awards, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

On May 13, 2014, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with over 88.06% of the votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices throughout fiscal 2014, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to performance. For fiscal 2014, our Compensation Committee (the “Committee”) decided to retain our general approach to executive compensation. Moreover, in determining how often to hold a stockholder advisory vote on executive compensation, our Board took into account our stockholders’ preference for an annual vote at our 2011 annual meeting of stockholders. Based on stockholder input, the Board determined that we will continue to hold an annual advisory stockholder vote on our named executive officer compensation until the frequency is modified by a stockholder vote.

Components of Our Compensation Program

There are five major elements that comprise our executive officer compensation programs: (i) base salary; (ii) annual cash bonus, payable quarterly; (iii) long-term incentives, such as stock options and restricted stock awards; (iv) retirement benefits provided under a 401(k) plan; and (v) perquisites and benefit programs that are generally available to all of our employees. In addition, we provide certain benefits to U.S. employees who spend a significant amount of their time in our Beijing facilities. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform, and rewarding them for achievement at specified levels of financial and individual performance. Our stock option grants and restricted stock awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals, our growth, and retaining key employees. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation programs.

These policies were established by our Committee in setting executive officer compensation, including the assessment of the appropriate allocation between current cash compensation, short-term bonus compensation, and long-term compensation. Other considerations include our business objectives, competitive practices and trends, and regulatory requirements.

Oversight of Executive Compensation and Role of Management

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq, Securities and Exchange Commission and Internal Revenue Code rules. The Committee operates under a written charter adopted by our Board. A copy of the charter is available under the “Investors” section on our website at www.axt.com.

During fiscal 2014, the Committee met regularly with our Chief Executive Officer, Dr. Young, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Dr. Young made recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees for fiscal 2014 compensation. The Committee considers, but is not bound by and does not always accept, Dr. Young’s recommendations with respect to executive compensation. For fiscal 2014, the Committee determined that Dr. Young was well placed to know what would motivate his team financially, both in terms of long-term and short-term compensation.

Dr. Young attended most of the Committee’s meetings, but the Committee also regularly held executive sessions not attended by any members of management or non-independent directors. The Committee discussed Dr. Young’s compensation package with him, but made decisions with respect to Dr. Young’s compensation without him present. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The Committee reviews the compensation programs applicable to executive officers on an annual basis, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Reliance on Compensation Consultants

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In 2014, the Committee did not retain a compensation consultant to assist in evaluating our executive officer compensation policies and our overall levels of executive compensation as the Committee determined that, in light of business challenges, the executive team should focus on decreasing operating expenses and that no upward adjustments would be made in executive compensation. For the year 2013, the Committee retained Compensia, an independent compensation consulting firm, to review our executive compensation practices. Compensia advised the Committee on the principal aspects of executive compensation, including base salaries, bonuses and long-term equity incentives. Compensia reported on its evaluation of the competitiveness of our current executive officer compensation program as compared to peer companies. Compensia provided market information about the competitive framework for executive pay and performance benchmarking.

Representatives of Compensia communicated with the chair of the Committee outside of meetings with the Committee. Compensia reported to the Committee and did not perform services for the Company other than for the Compensation Committee. Based on the consideration of the various factors as set forth in the rules of the Nasdaq Global Select Market, the compensation committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has raised any conflict of interest.

Compensation Benchmarking

For the year 2013, in order to determine each officer’s target total annual cash compensation (salary and bonuses) for upcoming periods, the Committee reviewed compensation information from a group of

12 companies identified by Compensia, an independent compensation consulting firm, with input from our management, and included companies with a similar market capitalization to ours, similar annual revenues, and who come from high-technology industries in which we compete for executive officer employees. The peer group consisted of the following companies:

Alliance Fiber Optic Products
EMCORE
GSI Technology
Integrated Silicon Solution, Inc.
Kopin Corp.
Mindspeed Technologies
Nanometrics
Oplink Communications, Inc.
Pericom Semiconductor
QuickLogic Corp.
Sycamore Networks
Zhone Technologies

Data on the compensation practices of the above-mentioned peer group was gathered by Compensia in 2013 through searches of publicly available information, including publicly available databases. The Committee relied upon Compensia to benchmark target cash compensation levels against the above peer group. Peer group data was gathered by Compensia with respect to base salary, bonuses and long term equity incentives. It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage.

In February 2015, the Compensation Committee has engaged Compensia to update this analysis and to review our executive compensation practices for 2015.

Base Salary

In setting Dr. Young’s salary, target bonus and stock option grant, the Committee relied on market-competitive pay data from 2013 and the strong belief that the Chief Executive Officer significantly and directly influences our overall performance. The Committee also took into consideration the overall compensation policies discussed above. The fiscal 2014 base salaries for our Named Executive Officers were as follows

Fiscal 2014 Base Salary
Morris S. Young, Chief Executive Officer	$329,567
Gary L. Fischer, Chief Financial Officer and Corporate Secretary	$250,000
Davis Zhang, President China Operations	$263,654
Robert G. Ochrym, Vice President Business Development, Strategic Sales and Marketing	$212,241

For fiscal 2014, the Committee decreased the salary of Dr. Young, Mr. Zhang and Mr. Ochrym by 15% effective March 3, 2014. In March 2015, the committee awarded discretionary bonuses to these officers in the amount equal to their salary reduction and restored their salary to the previous base.

Key Executive Bonus Plan

We maintain an annual incentive bonus program for key executive officers to encourage and award achievement of our business goals and to assist us in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation (the “Bonus Plan”). Based on these and the objectives described above, the form of the Bonus Plan was initially approved by the Committee for fiscal 2006. Thereafter, the Committee has extended operation of the Bonus Plan for fiscal years 2007 to 2015, with revised metrics to reflect the revisions in the operating plans for each fiscal year.

In adopting the Bonus Plan, the Committee confirmed that its philosophy was to use total cash compensation (salary plus annual cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions. Compensia has reviewed the terms of the Bonus Plan and considered the target and actual payments under the Bonus Plan in its evaluation of our executive officer compensation. In addition to the data provided by Compensia, the committee reviewed compensation information from peer groups identified by Compensia.

Cash bonuses are paid quarterly under the Bonus Plan in order to motivate the achievement of our business goals, and are based in part upon achievement of Company financial measures and in part upon individual performance metrics established for each executive officer, including both financial and operating metrics. The Committee designed the Bonus Plan to reward achievement at specified levels of financial and individual performance, with a significant portion of each executive’s goals related to key financial measures.

For fiscal 2014, the shared financial goals applicable to all executive officers under the Bonus Plan included achievement of predetermined revenues, gross profit, operating expense levels, and net income, with 73% of the total target bonus based upon achievement of these shared financial goals. Achievement of target revenue represented 9%, achievement of target gross profit represented 9%, achievement of target operating expenses represented 9%, achievement of net income represented 36% and 10% for target cash flow. The target Company metrics represent a stretch from the operating plan before bonuses can be earned. We use revenue, gross profit, operating expense levels, net income and cash flow because these five operational metrics focus the executive team on overall business growth and profitability, provide direct “line-of-sight” between decisions and outcomes and are key factors that influence our financial results, and thus stockholder value. We exclude certain estimated share-based compensation expense from the calculation. We believe that this pro forma metric, rather than GAAP-based metrics, enable evaluation of operating results on a consistent and comparable basis. The maximum bonus payable to any executive officer under the 2014 Bonus Plan was 120% of the target bonus established for such executive officer.

The remaining 27% of the target bonus was based upon achievement of individual goals and achievement of specific tasks applicable to the individual executive officer, varied by executive officer, and measured subjectively by our Chief Executive Officer for each quarter, and the achievement of individual goals and achievement of specific tasks applicable to the Chief Executive Officer for each quarter, measured subjectively by the Committee, were approved by the Committee.

Bonuses are payable in cash; we do not maintain any program that allows an executive to defer any portion of his salary or bonus, and we do not maintain a deferred compensation plan.

The performance goals and their respective weightings are reviewed periodically and can be changed at the discretion of the committee in order to better align bonus compensation and goals for our executives with the achievement of Company performance. The Committee believes that the shared financial goals of achievement of revenues, gross profit and operating expense levels were all line items upon which executive performance can have a significant impact and that can show beneficial financial performance improvement and therefore value to stockholders.

In December 2013, the Committee set the bonus formula and performance goals that were used to determine bonuses, if any, under the Bonus Plan for fiscal 2014. The fiscal 2014 target bonuses were as follows:

Named Executive Officer	Amount	Percentage of Salary of Fiscal 2014 Target Bonus
Morris S. Young	$281,250	75.0%
Gary L. Fischer(1)	*$125,000	50.0%
Davis Zhang	$150,000	50.0%
Robert G. Ochrym	$108,675	45.0%

(1)	Mr. Fischer was hired in August 2014 and his annual bonus target was set at 50% of his annual salary of $250,000, pro-rated based on his start date.

In fiscal 2014, executive officers achieved approximately 62.2% of the target bonus amounts, based on Company and individual performance. The Committee evaluated achievement of individual targets for the executive officers and assigned appropriate multipliers based on such achievement quarterly. Bonuses were paid quarterly, with the final bonus payment made following the end of fiscal 2014 in March of 2015.

Actual bonuses paid to our named executive officers under the Bonus Plan for fiscal 2014 were:

Named Executive Officer	Amount	Percentage of Salary Earned in Fiscal 2014
Morris S. Young	$200,082	60.7%
Gary L. Fischer(1)	$49,631	54.3%
Davis Zhang	$93,771	35.6%
Robert G. Ochrym	$70,100	33.0%

(1)	Mr. Fischer’s percentage of salary earned was calculated using his actual bonus earned for 2014 and his actual salary paid in 2014, commencing in August, 2014.

Determination of Target Bonus Amounts for Fiscal 2015

For fiscal 2015, the Corporate Targets were weighted 10% for each of the total revenue target, gross profit target and operating expense target and 40% for the net income target, for a total of 70% of the total, and achievement of the Individual Targets would represent 30% of the total bonus. The Committee made no changes for the target bonus amounts which are as follows:

Named Executive Officer	Percentage of Salary of Fiscal 2015 Target Bonus
Morris S. Young	75%
Gary L. Fischer	50%
Davis Zhang	50%
Robert G. Ochrym	45%

Other Bonuses

At its discretion, the Committee may award management bonuses to certain of our named executive officers outside of the Key Executive Bonus Plan.

Long-Term Incentive Compensation

Historically we have provided long-term incentive compensation through grants of stock options and restricted stock awards that generally vest over multiple years. Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us despite a very competitive labor market. The Committee believes that appropriate equity incentives are critical to attracting and retaining the best employees in the industry, and that stock awards can be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock awards to our performance in the future.

The number of stock awards the Committee grants to each executive officer and the vesting schedule for each grant is determined based on a variety of factors, including the Committee’s goal to increase the proportion of compensation awarded to executive officers as long-term incentive compensation. In 2013 we determined that the value of our equity awards has historically been below the 25th percentile of the peer group mentioned above, based on the information provided at that time by Compensia. We did not update our benchmarking data in 2014.

The Committee grants equity awards to executive officers at its regularly scheduled quarterly meetings. All grants of stock options and restricted stock awards or other equity awards to newly-hired employees are also made by the Committee at scheduled meetings, unless the Board or the Committee determines that unusual circumstances, such as in the case of retention of an executive officer or directors, call for consideration of the grant of awards other than at a regular quarterly meeting, in which case consideration of and action with respect to such awards shall take place at a special meeting and not by unanimous written consent. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

All equity awards approved during scheduled meetings become effective and are priced as of the second trading day after the earnings release for the quarter in which the grants were approved, provided that if public announcement of material information is anticipated, the Grant Date may be deferred at the discretion of the Board or Committee until the second trading day after release of such information. Except as otherwise provided in the stock option plan with respect to grants of incentive stock options to certain large stockholders, the exercise price of all options granted at regular quarterly meetings shall be the closing price of our common stock on the Grant Date, as reported by the Nasdaq Global Select Market.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

We do not maintain a deferred compensation plan, other than our AXT, Inc. Employee Savings and Retirement Plan (the “401(k) Plan”). The tax-qualified 401(k) Plan is available to all full-time U.S. base employees, including named executive officers. Under the 401(k) Plan, participating employees are eligible to receive matching contributions from us that are subject to vesting over time. We also make an annual “reconciling match” designed to more evenly determine the amount of matching contributions that each eligible employee receives. This reconciling match works by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis. If the annualized matching contribution would have been higher, we contribute a matching contribution equal to the difference between the two. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than the 401(k) Plan.

We also offer a number of other benefits to our US base employees, including the named executive officers, pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, income protection, wellness programs, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for key employees, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Stock Ownership Guidelines

The Board has not adopted stock ownership guidelines applicable to our executive officers or directors.

Compensation of the Chief Executive Officer

In July 2010, the Committee relied on market-competitive pay data and increased the Chief Executive Officer’s annual salary to $375,000 and set his target bonus at 75% of his salary, both effective August 1, 2010. In addition, Dr. Young was granted an option to purchase 110,000 shares of common stock and 35,000 shares of restricted stock awards on August 2, 2010. In 2011, Dr. Young was granted an option to purchase 90,000 shares of common stock and 30,000 shares of restricted stock awards on October 28, 2011. In 2012, Dr. Young was granted an option to purchase 108,000 shares of common stock on and 36,000 shares of restricted stock awards on November 5, 2012. In 2013, Dr. Young was granted an option to purchase 90,000 shares of common stock on and 30,000 shares of restricted stock awards on November 4, 2013. In March 2014, based on decisions to focus the executives on reducing operating expenses, the Committee reduced Dr. Young’s salary, along with the salaries of other executive officers, by 15 % to $329,567. In 2014, Dr. Young was granted an option to purchase 96,000 shares of common stock on and 32,000 shares of restricted stock awards on November 3, 2014. All of the stock options and restricted stock awards granted are subject to time-based vesting over a four year period. In 2015, in light of improving operating results, the Committee increased Dr. Young’s salary to $375,000. Dr. Young’s salary and other executive salaries will be evaluated once Compensia’s ongoing analysis of our compensation practices is completed.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. When determining how to apportion between differing elements of compensation, the goal is to meet our objectives while maintaining cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the affordability level.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in our control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in our best interests. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We, the Compensation Committee of the Board of Directors of AXT, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE COMPENSATION COMMITTEE

David C. Chang, Chair Leonard J. LeBlanc Jesse Chen Nai-Yu Pai

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2014, 2013, and 2012, by our current Chief Executive Officer, our Chief Financial Officer, and each of our other executive officers (together, the “named executive officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Morris S. Young	2014	$329,567		$—	$79,040	$116,698	$200,082	$29,593	(3)	$754,980
Chief Executive Officer	2013	$375,000		$—	$70,800	$96,543	$6,435	$30,134	(4)	$578,912
	2012	$375,000		$—	$104,760	$168,998	$157,388	$32,075	(5)	$838,221

Gary L. Fischer	2014	$91,346	(6)	$—	$9,880	$231,331	$49,631	$5,980	(7)	$388,168
Chief Financial Officer
and Corporate Secretary

Davis Zhang	2014	$263,654		$—	$54,340	$80,230	$93,771	$29,933	(8)	$521,928
President, China	2013	$300,000		$—	$51,920	$70,798	$3,432	$27,211	(9)	$453.361
Operations	2012	$323,077		$—	$81,480	$131,443	$83,017	$32,334	(10)	$651,351

Robert G. Ochrym	2014	$212,241		$—	$19,760	$29,174	$70,100	$11,912	(11)	$343,187
Vice President, Business	2013	$241,500		$—	$18,880	$25,745	$2,471	$13,082	(12)	$301,678
Development, Strategic	2012	$241,500		$—	$32,010	$51,638	$54,150	$13,082	(13)	$392,380
Sales and Marketing

(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to ASC topic 718, Stock Compensation (“ASC 718”). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the value of option awards and stock awards calculated based on the grant date fair value as determined pursuant to ASC 718.
(2)	Amounts consist of bonuses earned for services rendered in fiscal years 2011 to 2013. Performance-based bonuses are generally paid under our Key Executive Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Includes amounts earned for the fourth quarter of fiscal 2013, but not paid until March 2014.
(3)	Includes our matching contribution of $13,183 under the tax-qualified 401(k) Plan, travel allowance of $7,262, and our payment on behalf of Dr. Young of $9,149 in term life insurance premiums.
(4)	Includes our matching contribution of $15,000 under the tax-qualified 401(k) Plan, travel allowance of $5,985, and our payment on behalf of Dr. Young of $9,149 in term life insurance premiums.
(5)	Includes our matching contribution of $15,000 under the tax-qualified 401(k) Plan, travel allowance of $7,926, and our payment on behalf of Dr. Young of $9,149 in term life insurance premiums.
(6)	Mr. Fischer was hired in August 2014 and his annual salary is $250,000.
(7)	Includes our matching contribution of $3,077 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Fischer of $2,903 in term life insurance premiums.
(8)	Includes our matching contribution of $10,546 under the tax-qualified 401(k) Plan, travel allowance of $9,276, car allowance of $4,800 and our payment on behalf of Mr. Zhang of $5,311 in term life insurance premiums.
(9)	Includes our matching contribution of $12,000 under the tax-qualified 401(k) Plan, travel allowance of $5,100, car allowance of $4,800 and our payment on behalf of Mr. Zhang of $5,311 in term life insurance premiums.
(10)	Includes our matching contribution of $12,000 under the tax-qualified 401(k) Plan, travel allowance of $10,000, car allowance of $4,800 and our payment on behalf of Mr. Zhang of $5,534 in term life insurance premiums.
(11)	Includes our matching contribution of $8,490 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $3,422 in term life insurance premiums.
(12)	Includes our matching contribution of $9,660 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $3,422 in term life insurance premiums.
(13)	Includes our matching contribution of $9,660 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $3,422 in term life insurance premiums.

Our executive compensation program is structured so that a portion of our executives’ targeted total compensation is “at risk” (in the form of stock option grants and bonus payments under our Bonus Plan) and therefore dependent upon our results. In determining the “at risk” proportion between cash and equity among our total mix of compensation, we consider the employee position and responsibilities, ability to impact our results, and the competitive market for executive talent in our industry. We strive to balance the components of our compensation program appropriately in light of these factors.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2014 to our named executive officers:

2014 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Morris S. Young	11/03/14				32,000	96,000	$2.47	$195,738
	02/20/15	$0	$281,250	$337,500
Gary L. Fischer	06/02/14					200,000	$2.29	$216,744
	11/03/14				4,000	12,000	$2.47	$24,467
	02/20/15	$0	$125,000	$150,000
Davis Zhang	11/04/13				22,000	66,000	$2.47	$134,570
	02/20/15	$0	$150,000	$180,000
Robert G. Ochrym	11/04/13				8,000	24,000	$2.47	$48,934
	02/20/15	$0	$108,675	$130,410

(1)	We award bonuses pursuant to the Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Plan-Based Awards.” The actual amount paid to each named executive officer for the fiscal year ended December 31, 2014 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”
(2)	The value of an option or stock award is based on the fair value as of the grant date of such award determined pursuant to ASC topic 718, Stock Compensation (“ASC 718”), excluding the impact of estimated forfeitures related to service-based vesting conditions. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2014

		Options Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Morris S. Young	9/2/2005	50,000	—	$1.33	9/2/2015	—	—
	7/16/2009	212,896	—	$1.59	7/16/2019	—	—
	8/2/2010	110,000	—	$5.83	8/2/2020	—	—
	10/28/2011	71,250	18,750	$4.79	10/28/2021	—	—
	11/5/2012	56,250	51,750	$2.91	11/5/2022	—	—
	11/4/2013	24,375	65,625	$2.36	11/4/2023	—	—
	11/3/2014	—	96,000	$2.47	11/3/2024	—	—
	10/28/2011	—	—	—	—	7,500	$21,000
	11/5/2012	—	—	—	—	18,000	$50,400
	11/4/2013	—	—	—	—	22,500	$63,000
	11/3/2014	—	—	—	—	32,000	$89,600
Gary L. Fischer	6/2/2014	—	200,000	$2.29	6/2/2024
	11/3/2014		12,000	$2.47	11/3/2024
	11/3/2014					4,000	$11,200
Davis Zhang	9/2/2005	50,000	—	$1.33	9/2/2015	—	—
	10/27/2006	15,000	—	$4.81	10/27/2016	—	—
	10/22/2007	14,300	—	$6.31	10/22/2017	—	—
	10/31/2008	21,450	—	$1.59	10/31/2018	—	—
	10/26/2009	200,000	—	$2.04	10/26/2019	—	—
	8/2/2010	66,000	—	$5.83	8/2/2020	—	—
	10/28/2011	57,000	15,000	$4.79	10/28/2021	—	—
	11/5/2012	43,750	40,250	$2.91	11/5/2022	—	—
	11/4/2013	17,875	48,125	$2.36	11/4/2023	—	—
	11/3/2014	—	66,000	$2.47	11/3/2024
	10/28/2011	—	—	—	—	8,609	$24,105
	11/5/2012	—	—	—	—	14,000	$39,200
	11/4/2013	—	—	—	—	16,500	$46,200
	11/3/2014					22,000	$61,600
Robert G. Ochrym	10/22/2007	431	—	$6.31	10/22/2017	—	—
	10/26/2009	28,125	—	$2.04	10/26/2019	—	—
	8/2/2010	33,000	—	$5.83	8/2/2020	—	—
	10/28/2011	23,750	6,250	$4.79	10/28/2021	—	—
	11/5/2012	17,188	15,812	$2.91	11/5/2022	—	—
	11/4/2013	6,500	17,500	$2.36	11/4/2023	—	—
	11/3/2014		24,000	$2.47	11/3/2024
	10/28/2011	—	—	—	—	2,500	$7,000
	11/5/2012	—	—	—	—	5,500	$15,400
	11/4/2013					6,000	$16,800
	11/3/2014	—	—	—	—	8,000	$22,400

(1)	Except as otherwise noted, all options awards granted to named executive officers vest at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. After four years, the shares become fully vested and exercisable. Restricted stock awards granted to named executive officers vest over a four-year period, at a rate of 25% on the each anniversary of the vesting commencement date.

(2)	The market value of the restricted stock awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock at December 31, 2014, which was $2.80.

Option Exercises and Stock Vested During Last Fiscal Year

The following table shows all stock options exercised and value realized upon exercise, and the number of shares acquired on vesting and the value realized on vesting by the named executive officers during the fiscal year ended December 31, 2014:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Morris S. Young	50,000	$49,500	32,750	$76,753
Davis Zhang	50,000	$46,002	26,609	$61,885
Robert G. Ochrym	6,750	$5,817	10,000	$23,363

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.
(2)	Reflects the market price of our common stock on the vesting date.

Potential Payments upon Termination or Change in Control

Acceleration of Stock Options

Stock option grants were made to employees under our 1997 Stock Option Plan pursuant to a standard form of stock option agreement. The standard form of stock option agreement provided that in the event of a “change in control,” as defined therein, and termination of employment or resignation for “good reason” as defined therein, within twelve months after the change in control, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation. Options granted to all of our employees from 2002 until the adoption of our 2007 Equity Incentive Plan, including options granted to our named executive officers and directors, include these provisions which provide for acceleration in full upon a change of control event in which the employee is terminated or constructively dismissed within 12 months after the change in control. Options granted to our directors accelerate in full upon the change in control event, whether or not there is a termination of their service to the Company. All options so accelerated remain exercisable for the earlier of the term of the option or six months after the effective date of the termination.

The following are the applicable definitions under the 1997 Stock Option Plan:

A “Change in Control” shall mean an event or a series of related events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of our voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:

•	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;
•	a merger or consolidation in which the Company is a party;
•	the sale, exchange, or transfer of all or substantially all of the assets of the Company; or
•	a liquidation or dissolution of the Company.

“Termination After Change in Control” shall mean any of the following events occurring within twelve (12) months after a Change in Control:

•	termination by the Participating Company Group of the Optionee’s Service with the Participating Company Group for any reason other than for Cause (as defined below); or
•	the Optionee’s resignation for Good Reason (as defined below) from all capacities in which the Optionee is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.
•	Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Optionee’s Service with the Participating Company Group which (1) is for Cause (as defined below); (2) is a result of the Optionee’s death or disability; (3) is a result of the Optionee’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

“Cause” shall mean any of the following: (i) the Optionee’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Optionee’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Optionee which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee’s ability to perform his or her duties with a Participating Company.

“Good Reason” shall mean any one or more of the following:

•	without the Optionee’s express written consent, the assignment to the Optionee of any duties, or any limitation of the Optionee’s responsibilities, substantially inconsistent with the Optionee’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

•	without the Optionee’s express written consent, the relocation of the principal place of the Optionee’s Service to a location that is more than thirty (30) miles from the Optionee’s principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Optionee than such travel requirements existing immediately prior to the date of the Change in Control; or
•	any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Optionee’s base salary in effect immediately prior to the date of the Change in Control by more than 15% (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Optionee’s), or (2) the Optionee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee).

Stock option grants and restricted stock awards made to our named executive officers and directors under our 2007 Equity Incentive Plan provide that in the event of a “Change in Control,” as defined therein, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation.

Under the 2007 Equity Incentive Plan, a “Change in Control” is defined as any of the following:

•	any person becomes the direct or indirect beneficial owner of more than 50% of the voting power of our stock;
•	any one or related series of the following in which the stockholders immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of our voting securities, our successor or the entity to which our assets were transferred;
•	the sale or exchange by the stockholders of more than 50% of our voting stock or a merger to which we are a party; or
•	the sale of all or substantially all of our assets.

If we had been the subject of a change of control that resulted in the termination of employment or resignation for good reason of any of our executive officers as of December 31, 2014, the last business day of our fiscal 2014, the number of options to purchase our common stock held by each executive officer as indicated below would have accelerated and become immediately exercisable and vested in full as of such date. In addition, based on the difference between the weighted average exercise price of the options and $2.80, the closing price of our common stock on December 31, 2014, the net value of these options and of unvested restricted shares would be as set forth below:

Name	Number of Options/Shares Accelerated	Value of Accelerated Options/Shares(1)
Morris S. Young	312,125	$284,555
Gary L. Fischer	216,000	$117,160
Davis Zhang	230,484	$214,060
Robert G. Ochrym	85,562	$77,220

(1)	Based on a common stock price of $2.80 per share, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2014, less the applicable exercise price for each in-the-money option for which vesting is accelerated. In this calculation, restricted stock awards are valued at $2.80.

Young Employment Contract

On December 4, 2012, we entered into an amended and restated employment offer letter with Dr. Morris Young, Chief Executive Officer. In the event that Dr. Young is terminated without cause, we shall pay Dr. Young an amount equal to twelve (12) months of his then current salary and reimbursement of twenty-four (24) months of health benefits.

In addition, if, after a Change of Control (as defined below), Dr. Young’s employment is terminated by us without cause or by Dr. Young as a result of a defined constructive termination, and provided that Dr. Young executes a general release of claims in a form acceptable to AXT or the acquiring company, Dr. Young will receive the following severance benefits: (a) continuing payment of his last base salary for eighteen (18) months after the date his employment terminates; (b) provided he timely elects to continue his health insurance benefits under the applicable COBRA laws, the Company will reimburse him for the premiums necessary to maintain his health insurance coverage for a period of twenty-four (24) months following termination of his employment; and (c) full vesting acceleration and exercisability of his outstanding equity awards.

Further, notwithstanding any provision to the contrary contained in any plan or agreement evidencing the options held by Dr. Young, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror” ), does not assume the Company’s rights and obligations under the then-outstanding portion of options held by Dr. Young or substitute for such portion of such options substantially equivalent options for the Acquiror’s stock, then the vesting and exercisability of such options shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change in Control, provided that Dr. Young remains an employee or other service provider with the Company immediately prior to the Change in Control. Except as set forth above, the treatment of stock-based compensation upon the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards or options.

For purposes of Dr. Young’s employment agreement, a “Change of Control” means a merger, consolidation, sale of substantially all assets of the Company or transfer of beneficial ownership (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of outstanding shares of the capital stock of the Company by 1 (one) or more shareholders of the Company, in which the shareholders of the Company immediately prior to such merger, consolidation, sale or transfer do not own at least 50% (fifty percent) of the combined voting power of the capital stock of the Company or surviving or successor corporation or entity immediately after such transaction.

In addition, under the standard form of stock option agreement, in the event of a Change in Control, if Dr. Young’s employment is terminated or he resigns for “good reason” within twelve months after the Change in Control, then Dr. Young’s stock options will become immediately exercisable and vested as of the date of termination or resignation. See “Acceleration of Stock Options” above.

If we had terminated Dr. Young’s employment without cause on December 31, 2014, the last business day of our fiscal 2014, Dr. Young would have received severance benefits under his employment agreement equal to (a) a payment of $375,000, equal to twelve (12) months of his current base salary, and (b) reimbursement of twenty-four (24) months of health benefits of $15,600.

Zhang Employment Contract

On January 10, 2006, we entered into an employment agreement with Mr. Davis Zhang, President, Joint Venture Operations. In the event that Mr. Zhang is terminated without cause, we shall pay Mr. Zhang an amount equal to twenty-four (24) months of his then current salary and reimbursement of health benefits.

Employment may be terminated by us under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, termination “for cause”:

•	any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude,
•	any breach or neglect of the duties required to perform under the terms of this Agreement,
•	engaging in willful misconduct in the performance of duties, committing insubordination (in the sole, reasonable discretion of your supervisor or our Board of Directors), or otherwise failing to perform duties as directed by your supervisor or our Board of Directors,
•	being guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense.

If we had terminated Mr. Zhang’s employment without cause on December 31, 2014, the last business day of our fiscal 2014, Mr. Zhang would have received severance benefits under his employment agreement equal to (a) a payment of $600,000, consisting of two times his annual base salary for fiscal 2014 of $300,000, and (b) reimbursement of twenty-four (24) months of health benefits of $34,056.

Ochrym Employment Contract

On October 26, 2009, we entered into an employment agreement with Mr. Robert Ochrym, our Vice President Business Development, Strategic Sales and Marketing. In the event that Mr. Ochrym is terminated without cause, we shall pay Mr. Ochrym an amount limited to the payment of his salary and other earned compensation through the effective date of termination in addition to any severance to which he may be entitled under AXT’s severance pay plan or policy or may be granted by the Compensation Committee.

If a change in control of AXT takes place, and within twelve (12) months thereafter, Mr. Ochrym incurs an involuntary separation from service (within the meaning of Treas. Reg. §1.409A-1(n)), AXT’s total liability to Mr. Ochrym will be limited to the payment of his salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of his then current annual salary, plus continuation of coverage in the AXT group health plan for twelve months and acceleration of stock options and any other equity awards.

Fischer Employment Contract

On August 11, 2014, we entered into an employment agreement with Mr. Gary L. Fischer, our Vice President and Chief Financial Officer. In the event that Mr. Fischer is terminated without cause, we shall pay Mr. Fischer an amount limited to the payment of his salary and other earned compensation through the effective date of termination in addition to any severance to which he may be entitled under AXT’s severance pay plan or policy or may be granted by the Compensation Committee.

If a change in control of AXT takes place, and within twelve (12) months thereafter, Mr. Fischer incurs an involuntary separation from service (within the meaning of Treas. Reg. §1.409A-1(n)), AXT’s total liability to Mr. Fischer will be limited to the payment of his salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of his then current annual salary, plus continuation of coverage in the AXT group health plan for twelve months and acceleration of stock options and any other equity awards.

Non-Competition and Non-Solicitation Agreements

As a condition to each executive’s entitlement to receive the base salary amounts and equity award acceleration referenced in the tables above, the executive is required to execute a waiver of claims against us and shall be bound by the terms of a non-competition agreement which prohibits the executive from working in the our industry for a period equal to the greater of one year from the executive’s termination of employment, or, in the case of a change in control, two years from the date of the change in control.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as directors. Non-employee directors are paid a cash retainer and retainers for service on committees of the Board of Directors. In addition, each non-employee director was reimbursed for reasonable expenses incurred. We additionally granted restricted stock awards to non-employee directors in 2014 equal to such number of shares determined by dividing the sum of $30,000 by the closing prices of our common stock on The Nasdaq Global Select Market on the dates of grant, which resulted in the awards of 13,761 shares of restricted stock to each of our non-employee directors. The awards vest over three years in equal installments on the anniversary of the dates of grant, conditioned upon the recipient’s continued service as a member of the Board or employee or other consultant on each relevant vesting date. During 2014, each of our non-employee directors received the following fees for board and committee meeting attendance.

Board cash retainer:
Initial Equity Grant (for new directors only)	• $25,000 per annum ($6,250 per quarter)
• Restricted stock awards valued at $40,000, vesting in three equal annual installments

Annual Equity Grant	• Restricted stock awards valued at $30,000, based upon the closing stock price on the date of the grant vesting in three equal annual installments

Annual cash retainers for committee service:	• Audit: $10,000
• Compensation: $4,500
• Nominating and Corporate Governance: $2,000

Annual cash retainers for committee chairs:	• Audit: $20,000
• Compensation: $9,000
• Nominating and Corporate Governance: $4,000

Non-executive Chairman of the Board:	• Annual cash retainer of $16,000

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jesse Chen	$59,500	$30,000	—	—	$89,500
David C. Chang	$46,000	$30,000	—	$7,224	$83,224
Leonard LeBlanc	$51,500	$30,000	—	—	$81,500
Nai-Yu Pai	$41,500	$30,000	—	—	$71,500

Procedures for Approval of Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions. The Board adopted a formal related party transactions policy in February 2010. Our Related Party Transactions Policy seeks to prohibit all conflicts of interest in transactions between the Company and related parties, unless they have been approved by the Board of Directors of the Company. This policy applies to all employees and directors of the Company, our subsidiaries and our joint ventures.

The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee;
•	any person who is known to be the beneficial owner of more than 5% of our common stock;
•	any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; or
•	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Pursuant to our Code of Business Conduct and Ethics, our employees, executive officers, and directors, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our audit committee (or other independent committee of our Board of Directors in cases where it is inappropriate for our audit committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an employee, executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval.

Certain Relationships and Related Transactions

Since January 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

We have made strategic investments in ten subsidiaries and joint ventures, which are private companies located in China, in order to gain access to raw materials at competitive cost that are critical to our substrate manufacturing process. We purchase raw materials from each of these ten subsidiaries and joint ventures, including gallium, arsenic, germanium dioxide, pyrolytic boron nitride crucibles, and boron oxide.

Our ownership of Beijing JiYa Semiconductor Material Co., Ltd. (“JiYa”) at inception was 51%. We purchase 99.99% pure gallium (4N Ga) from JiYa and have that tolled into high purity gallium which we use in our substrate manufacturing process. During 2005, our ownership share was reduced to 46% as 5% of our ownership was given to JiYa’s management upon fulfillment of working at JiYa for at least four years. There are no further outstanding commitments. We continue to consolidate JiYa as we have significant influence in management and have majority control of the board. Our chief executive officer is chairman of the board, while our president of China operations and our vice president of China administration and our vice president of wafer production are members of the board.

We have a similar arrangement with Nanjing Jin Mei Gallium Co., Ltd. (“Jin Mei”) where our ownership at inception was 88%. We send the 99.99% pure gallium (4N Ga) that we purchase from JiYa to Jin Mei to have that tolled into high purity gallium which we use in our substrate manufacturing process. During 2005, our ownership share was reduced to 83% as 5% of our ownership was given to Jin Mei’s management upon fulfillment of working at Jin Mei for at least three years. There are no further outstanding commitments. We continue to consolidate Jin Mei as we have significant influence in management and have majority control of the board. Our chief executive officer is chairman of the board, while our president of China operations and our vice president of China administration are members of the board.

We have significant influence over management of Beijing BoYu Semiconductor Vessel Craftwork Technology Co., Ltd (“BoYu”), have a controlling financial interest of 70%, and have majority control of the board. We purchase pyrolytic boron nitride (pBN) crucibles from BoYu to use in our substrate manufacturing process. Our chief executive officer is chairman of the board and our president of China operations and our vice president of China administration are members of the board.

Beijing Kaide Quartz Co. Ltd. (“Kaide”) has been a supplier of customized quartz tubes to the Company since 2004. Beijing XiangHeMing Trade Co. Ltd., (“XiangHeMing”) is a significant shareholder of Kaide. XiangHeMing was previously owned by, among others, certain immediate family members of Davis Zhang, our President, China Operations, until at least sometime in 2004, at which time the official Chinese government records indicate that Mr. Zhang’s immediate family members transferred their ownership of XiangHeMing to a third party. However, we are currently unable to conclusively determine whether Mr. Zhang’s immediate family members retained any economic interest in XiangHeMing after the transfer. In 2014, payments from the Company to Kaide totaled $2,158,000.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one equity compensation plan that provides for the issuance of common stock to officers and other employees, directors, and consultants. This plan is the 2007 Equity Incentive Plan which was approved by stockholders. Our 1997 Stock Option Plan was amended and restated as the 2007 Equity Incentive Plan, and all shares outstanding are reflected under the 2007 Equity Incentive Plan. We are asking our stockholders to approve a new 2015 Equity Incentive Plan (the “2015 Plan”). If approved by our stockholders, the 2015 Plan will replace our current 2007 Equity Incentive Plan and no awards will be granted under the 2007 Equity Incentive Plan thereafter, although the 2007 Equity Incentive Plan will continue to govern awards previously granted under it. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 2007 Equity Incentive Plan as of December 31, 2014:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders 2007 Equity Incentive Plan	3,208,096	$2.96	370,687
Equity compensation plans not approved by stockholders - None	N/A	N/A	N/A
Total	3,208,096	$2.96	370,687

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 27, 2015, certain information with respect to the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors and director nominees;
•	each of our Named Executive Officers; and
•	all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock, including restricted common stock, and stock options or other rights to acquire beneficial ownership of common stock either currently or within 60 days of March 27, 2015. However, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership are based upon 32,678,062 shares of common stock outstanding on March 27, 2015.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
5% Stockholders:
Perritt Capital Management, Inc.(4)	1,949,334	5.97%
300 South Wacker, Suite 2880 Chicago, Illinois 60606
Dimensional Fund Advisors LP(5)	1,843,576	5.64%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
Directors and Named Executive Officers:
Morris S. Young(6)	1,408,135	4.24%
Davis Zhang(7)	703,973	2.12%
Robert G. Ochrym(8)	139,432	*
Gary L. Fischer(9)	4,000	*
Jesse Chen(10)	167,286	*
David C. Chang(11)	123,011	*
Leonard LeBlanc(12)	117,161	*
Nai-Yu Pai(13)	42,909	*
Directors and executive officers as a group (8 persons)(14)	2,705,907	8.00%

*	Less than 1%.
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or other rights.
(3)	Calculated on the basis of 32,678,062 shares of Common Stock outstanding as of March 27, 2015, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 27, 2015 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.
(4)	Based on a Schedule 13G/A filed by Perritt Capital Management, Inc. with the SEC on February 13, 2015. Perritt Capital Management, Inc. includes 1,949,334 shares beneficially owned by Perritt MicroCap Opportunities Fund, Inc. and Perritt Funds, Inc. According to the Schedule 13G, Perritt Capital Management, Inc. possesses sole voting power over 113,950 shares and sole dispositive power 113,950 shares over all such shares.
(5)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 5, 2015. Includes 1,843,576 shares beneficially owned by Dimensional Fund Advisors LP., an investment advisor, as a result of its serving as an investment advisor to four investment companies and as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). According to the Schedule 13G in its roles as investment advisor or manager, Dimensional Fund Advisors LP possesses sole voting power over 1,757,187 shares and sole dispositive power over 1,843,576 shares, that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of AXT held by the Funds. However, all such shares of AXT are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares of AXT.

(6)	Includes 905,239 shares held by the Young Family Trust and the Morris Young Family Ltd. Partnership, of which Morris Young disclaims beneficial ownership. Also includes 502,896 shares subject to options that may be exercised within 60 days after March 27, 2015.
(7)	Includes 507,000 shares subject to options that may be exercised within 60 days after March 27, 2015.
(8)	Includes 117,432 shares subject to options that may be exercised within 60 days after March 27, 2015.
(9)	Includes 4,000, whether vested or unvested, shares of restricted stock awards.
(10)	Includes 98,161, whether vested or unvested, shares of restricted stock awards.
(11)	Includes 98,161, whether vested or unvested, shares of restricted stock awards.
(12)	Includes 98,161, whether vested or unvested, shares of restricted stock awards.
(13)	Includes 42,909, whether vested or unvested, shares of restricted stock awards.
(14)	See notes (6) through (13). Includes 341,392, whether vested or unvested, shares of restricted stock awards and 1,127,328 shares subject to options that may be exercised and released within 60 days after March 27, 2015 beneficially owned by executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with in a timely manner other than one late filing of a Form 4 for Morris S. Young.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws. For a stockholder proposal to be included in our proxy materials for the 2016 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 10, 2015. Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials, may be brought before the 2016 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, or December 10, 2015. The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of AXT common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. You can also access our SEC filings, including our 2014 Annual Report on Form 10-K, under the “Investors” section on our website at www.axt.com.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2015 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

GARY L. FISCHER
Chief Financial Officer
and Corporate Secretary

Appendix A

AXT, INC.

2015 EQUITY INCENTIVE PLAN

1.   Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,
•	to provide additional incentive to Employees, Directors and Consultants,
•	to promote the success of the Company’s business, and
•	to replace the Company’s 2007 Equity Incentive Plan.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.   Definitions. As used herein, the following definitions will apply:

(a)   “Administrator” means the Board or any of its Committees that will be administering the Plan, in accordance with Section 4 of the Plan.

(b)   “Affiliate” means (i) an entity, other than a Parent, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary, that is controlled by the Company directly, or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned to such term for the purposes of registration on Form S-8 under the Securities Act.

(c)   “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(e)   “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)   “Board” means the Board of Directors of the Company.

(g)   “Change in Control” means the occurrence of any of the following events:

(i)   A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)   A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)   A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

      For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

      Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

      Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)   “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending supplementing or superseding such section or regulation.

(i)   “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(j)   “Common Stock” means the common stock of the Company.

(k)   “Company” means AXT, Inc., a Delaware corporation, or any successor thereto.

(l)   “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Affiliate or Subsidiary to render bona fide services to such entity, provided the services: (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(m)   “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n)   “Director” means a member of the Board.

(o)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)   “Dividend Equivalent” means a credit, payable in cash or Shares, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant. Dividend Equivalents may be subject to the same vesting restrictions as the related Shares subject to an Award, at the discretion of the Administrator.

(q)   “Employee” means any person, including Officers and Directors, providing services as an employee of the Company or of any Parent, Affiliate or Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(s)   “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator may not implement an Exchange Program.

(t)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)   If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)   In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(u)   “Fiscal Year” means the fiscal year of the Company.

(v)   “Full Value Award” means any Award granted with a per Share exercise price less than the Fair Market Value per Share on the date of grant of such Award.

(w)   “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(x)   “Inside Director” means a Director who is an Employee.

(y)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)   “Option” means a stock option granted pursuant to the Plan.

(bb)   “Outside Director” means a Director who is not an Employee.

(cc)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd)   “Participant” means the holder of an outstanding Award.

(ee)   “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(ff)   “Performance Period” means the time period of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(gg)   “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(hh)   “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ii)   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator.

(jj)   “Plan” means this 2015 Equity Incentive Plan.

(kk)   “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ll)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(mm)   “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(nn)   “Section 16(b)” means Section 16(b) of the Exchange Act.

(oo)   “Securities Act” means the U.S. Securities Act of 1933, as amended.

(pp)   “Service Provider” means an Employee, Director or Consultant.

(qq)   “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(rr)   “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(ss)   “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(tt)   “Successor Corporation” has the meaning given to such term in Section 16(c) of the Plan.

3.   Stock Subject to the Plan.

(a)   Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 3,000,000 Shares, plus (i) any

Shares that, as of the date this Plan becomes effective, have been reserved but not issued pursuant to any awards granted under the Company’s 2007 Equity Incentive Plan (the “Existing Plan”) and are not subject to any awards granted thereunder, and (ii) any Shares subject to stock options or other awards granted under the Existing Plan that, on or after the date this Plan becomes effective, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Existing Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to the foregoing clauses (i) and (ii) equal to 3,940,455. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)   Full Value Awards. Any Shares subject to Full Value Awards will be counted against the numerical limits of this Section 3 as one and one-half Shares for every one (1) Share subject thereto. Further, if Shares acquired pursuant to any Full Value Award are forfeited or repurchased by the Company and otherwise would return to the Plan pursuant to Section 3(c), one and one-half times the number of Shares so forfeited or repurchased will return to the Plan and will become available again for issuance. For purposes of clarity, if Shares subject to any awards granted under the Existing Plan with a per share exercise price less than the fair market value of the underlying share on the date of grant are forfeited to or repurchased by the Company and otherwise would return to the Plan as set forth in Section 3(a), such Shares will return to the Plan and will become available again for issuance at the same rate at which such Shares previously had reduced the Shares available for issuance under the Existing Plan (for example, a restricted stock award that had reduced the Existing Plan’s share reserve by two Shares for each one Share actually subject to the award that is forfeited to the Company, will increase the Shares available for issuance under the Plan by two Shares for each one Share actually forfeited).

(c)   Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, all of the Shares covered by the Award (that is, Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price) will cease to be available under the Plan. Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(c).

(d)   Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.   Administration of the Plan.

(a)   Procedure.

(i)   Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)   Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)   Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)   Other Administration. Other than as provided above, the Plan will be administered by (A) the Board, or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v)   Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)   Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)   to determine the Fair Market Value;

(ii)   to select the Service Providers to whom Awards may be granted hereunder;

(iii)   to determine the number of Shares to be covered by each Award granted hereunder;

(iv)   to approve forms of Award Agreements for use under the Plan;

(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii)   to modify or amend each Award (subject to Section 21(c) of the Plan), including, but not limited to, the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(c) of the Plan regarding Incentive Stock Options);

(ix)   to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 17 of the Plan;

(x)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi)   to determine whether Awards (other than Options and Stock Appreciation Rights) will be adjusted for Dividend Equivalents;

(xii)   to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

(xiii)   to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xiv)   to require that Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xv)   to make all other determinations deemed necessary or advisable for administering the Plan.

(c)   Exchange Program. The Administrator may not institute an Exchange Program.

(d)   Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by law.

5.   Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary.

6.   Stock Options.

(a)   Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), the portion of the Options falling within such limit will be Incentive Stock Options and the excess Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b)   Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to Options granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Options covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Options covering up to an additional 500,000 Shares.

(c)   Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(d)   Option Exercise Price and Consideration.

(i)   Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee of the Company or any Parent or Subsidiary who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)   Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)   Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. The acceptable form of consideration for exercising an Option may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(e)   Exercise of Option.

(i)   Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will vest and be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

     An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

     Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)   Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)   Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)   Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.   Restricted Stock.

(a)   Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)   Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 300,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)   Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)   Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)   Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)   Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)   Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)   Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)   Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.   Restricted Stock Units.

(a)   Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 300,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.

(b)   Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)   Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)   Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination of both. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e)   Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f)   Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.   Stock Appreciation Rights.

(a)   Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)   Type of Stock Appreciation Rights Authorized. Awards of Stock Appreciation Rights may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may be granted either concurrently with the grant of the related Option or at any time thereafter prior to the complete exercise, termination, expiration or cancellation of the related Option.

(c)   Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that during any Fiscal Year, no Participant will be granted Freestanding SARs covering more than 500,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Freestanding SARs covering up to an additional 500,000 Shares. Tandem SARs are subject to the limitations that apply to the related Option under Section 6(b) above.

(d)   Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that (i) the per Share exercise price of a Tandem SAR will be the per Share exercise price of the related Option and (ii) the per Share exercise price of a Freestanding SAR will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Further, Tandem SARs will be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Administrator may specify (including if the Tandem SAR is granted with respect to less than the full number of Shares subject to the related Option).

(e)   Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f)   Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(e) also will apply to Stock Appreciation Rights.

(g)   Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount (the “Payout Amount”) determined by multiplying:

(i)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)   The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares (which, on the date of exercise, have an aggregate Fair Market Value equal to the Payout Amount), or in some combination thereof.

10.   Performance Units and Performance Shares.

(a)   Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 300,000 Performance Shares; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 300,000 Performance Shares.

(b)   Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)   Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)   Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)   Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)   Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g)   Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.   Dividend Equivalents.

(a)   General. The Administrator, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on Shares having a record date prior to the date on which the Awards are settled or forfeited. The Dividend Equivalents, if any, will be credited to an Award in such manner and subject to such terms and conditions as determined by the Administrator in its sole discretion. In the event of a dividend or distribution paid in Shares or any other adjustment made upon a change in the capital structure of the Company as described in Section 16, appropriate adjustments will be made to the Participant’s Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the consideration issuable upon settlement of the Award, and all such new, substituted or additional securities or other property will be immediately subject to the same vesting and settlement conditions as are applicable to the Award.

(b)   Section 162(m). Dividend Equivalents will be subject to the Fiscal Year Code Section 162(m) limits applicable to the underlying Restricted Stock Unit, Performance Share or Performance Unit Award as set forth in Sections 8 and 10, as applicable, hereof.

12.   Performance-Based Compensation Under Code Section 162(m).

(a)   General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b)   Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before stock-based compensation expense, interest, taxes and depreciation and amortization; (vii) earnings before interest, taxes and depreciation and amortization; (viii) earnings before interest and taxes; (ix) net income; (x) expenses; (xi) the market price of the Stock; (xii) stock price; (xiii) earnings per share; (xiv) return on stockholder equity; (xv) return on capital; (xvi) return on net assets; (xvii) economic value added; (xviii) market share; (xix) customer service; (xx) customer satisfaction; (xxi) safety; (xxii) total stockholder return; (xxiii) free cash flow; (xxiv) net operating income; (xxv) operating cash flow; (xxvi) return on investment; (xxvii) employee satisfaction; (xxviii) employee retention; (xxix) balance of cash, cash equivalents and marketable securities; (xxx) product development; (xxxi) research and development expenses; (xxxii) completion of an identified special project; (xxxiii) completion of a joint venture or other corporate transaction; (xxxiv) inventory balance; or (xxxv) inventory turnover ratio. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company (including, but not limited to, any combination of the Company and any subsidiary, division, business unit, joint venture, Affiliate and/or other segment), and/or (F) on a pre-tax or after-tax basis. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award.

(c)   Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d)   Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13.   Outside Director Limitations. Subject to the provisions of Section 16 of the Plan, no Outside Director may be granted, in any Fiscal Year, Awards covering more than 100,000 Shares, increased by an additional 100,000 Shares in the Fiscal Year of his or her initial service as an Outside Director. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 13.

14.   Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, or except as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, Affiliate or any Subsidiary (provided that a Participant may be deemed no longer to be an employee for purposes of Incentive Stock Options, in the event of a transfer of Participant to an Affiliate). For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15.   Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)   Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property, but excepting normal cash dividends), recapitalization, stock split, reverse stock split, reorganization, reincorporation, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3, 6, 7, 8, 9, 10 and 13 of the Plan.

(b)   Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)   Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) (the “Successor Corporation”) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 16(c), the Administrator will not be required to treat all Awards similarly in the transaction.

     In the event that the Successor Corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

     For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award (or in the case of Performance Units denominated in dollars, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

     Notwithstanding anything in this Section 16(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

     Notwithstanding anything in this Section 16(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

(d)   Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

17.   Tax Withholding/Code Section 409A.

(a)   Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld and any employer tax liability shifted to a Participant with respect to such Award (or exercise thereof).

(b)   Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, provided the delivery of such Shares will not result in an adverse accounting consequences as the Administrator determines in its sole discretion, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that such Shares are withheld or delivered, as applicable.

(c)   Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. Notwithstanding the foregoing, in no event will the Company reimburse any Participant for any taxes that may be imposed upon Participant as a result of Code Section 409A.

18.   No Effect on Employment or Service. Neither the Plan nor any Award will be interpreted as forming an employment or service relationship with the Company or any Parent, Affiliate or Subsidiary. Further, neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent, Affiliate or Subsidiary, nor will they interfere in any way with the Participant’s right or right of the Company or any Parent, Affiliate or Subsidiary, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.   Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.   Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.

21.   Amendment and Termination of the Plan.

(a)   Amendment and Termination. The Board or the Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)   Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)   Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.   Conditions Upon Issuance of Shares.

(a)   Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)   Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.   Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24.   Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company, Affiliate and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, Affiliates and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

25.   Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.   Captions. Captions are provided herein for convenience only, and will not serve as a basis for interpretation or construction of the Plan.

* * *

axt
c/o BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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M90717-P59067

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AXT, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect One (1) Class II Director to hold office for a three-year term and until his successor is elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Class II Director:

01) Jesse Chen

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

For address change/comments mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M90718-P59067

AXT, INC.
Annual Meeting of Stockholders
May 21, 2015 10:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints Morris S. Young and Gary L. Fischer and each of them, as his or her true and lawful agents and proxies with full power of substitution and hereby authorizes them to represent the undersigned and to vote all of the shares of common stock in AXT, Inc., which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders to be held at 4281 Technology Drive, Fremont, California on May 21, 2015 at 10:00 a.m. Pacific Daylight Time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed and as more particularly described in AXT's proxy statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side